LOCKUP AGREEMENT

THIS LOCKUP AGREEMENT (this "Agreement") is made and entered into as of May 20, 2013 but effective as of the Merger Effective Time (as defined in the Business Combination Agreement and Plan of Merger, dated as of January 31, 2013, by and among Parent (as defined below) and the other parties thereto (as amended from time to time, the "Merger Agreement")), by and among ROI Acquisition Corp., a Delaware corporation ("Parent"), Clinton Magnolia Master Fund, Ltd., a Cayman Islands exempted company ("CMAG"), and Clinton Spotlight Master Fund, L.P., a Cayman Islands exempted limited partnership (“SPOT”, and together with CMAG, the “Funds”). Each capitalized term used, but not otherwise defined, herein has the respective meaning ascribed to such term in the Merger Agreement.

In connection with the consummation of the transactions contemplated by the Merger Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, each of the Funds and Parent hereby agree as follows:

1.                  The Funds agreed to purchase 1,650,000 shares of Parent Common Stock (the "Shares") on the date hereof.

2.                  Each of the Funds hereby acknowledges and agrees that during the Lockup Period (as defined below), it shall not (A) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any portion of the Shares, (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Shares, whether any such transaction is to be settled by delivery of Shares or such other securities, in cash or otherwise, or (C) publicly announce any intention to effect any transaction specified in clause (A) or (B). As used herein, the term "Lockup Period" means the period beginning on the Closing Date and ending on the earlier of the date: (a) that is 180 days following the Closing Date, (b) the last sales price of Parent Common Stock equals or exceeds $12.50 per share (as the same may be adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 90 days after the Closing Date, and (c) Parent consummates a liquidation, merger, stock exchange or other similar transaction that results in all of the holders of Parent Common Stock having the right to exchange their shares of Parent Common Stock for cash, securities or other property.

3.                  Notwithstanding the provisions of paragraph 2, above, each Fund may transfer any or all of its Shares:

(a)                to the officers or directors of Parent or family members of any of Parent's officers or directors, or any Affiliate of such Fund;

(b)               by gift or other transfer to a member of one of the partners of Parent’s sponsor’s immediate family or to a trust, corporation, partnership or limited liability company established for estate planning purposes, the beneficiaries, stockholders, partners or members of which are members of one of the partners of Parent’s sponsor’s immediate family or a charitable organization;

(c)                by virtue of the laws of Delaware or the jurisdiction of formation of such Fund or such Fund’s organizational documents upon dissolution of such Fund;

(d)               pursuant to a qualified domestic relations order; or

(e)                to any partner, stockholder, or member of such Fund;

provided, however, that, in the case of clauses (a) through (e), such permitted transferee(s) becomes bound by the transfer restrictions contained herein.

4.                  Each of the Funds hereby represents and warrants to Parent that it has full power and authority to enter into this Agreement.

5.                  This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.

6.                  No party hereto may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on each party's respective successors, heirs, personal representatives and assigns.

7.                  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Agreement shall be brought and enforced in the federal and state courts of New York County in the State of New York, and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waives any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

8.                  Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery, or by electronic or facsimile transmission, to the address or facsimile number indicated on the books and records of Parent or such other address as a party shall subsequently provide.

9.                  This Agreement may not be amended without the approval of the Audit Committee of the Board of Directors of Parent; provided, however, that in the event the Audit Committee of the Board of Directors of Parent waives the lockup provisions of the Lockup Agreement, then, the lockup provisions contained in this Agreement shall be so waived to the extent of such waiver of the lockup provisions of the Lockup Agreement.

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IN WITNESS WHEREOF, the parties have executed this Lockup Agreement on the date first written above.

ROI ACQUISITION CORP.

By:	/s/ Joseph A. De Perio
Name:	Joseph A. De Perio
Its:	President

CLINTON MAGNOLIA MASTER FUND, LTD.

By: Clinton Group, Inc., its investment manager

By:	/s/ Joseph A. De Perio
Name:	Joseph A. De Perio
Its:	Senior Portfolio Manager

CLINTON SPOTLIGHT MASTER FUND, L.P.

By: Clinton Group, Inc., its investment manager

By:	/s/ Joseph A. De Perio
Name:	Joseph A. De Perio
Its:	Senior Portfolio Manager

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